Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended September 30, 2013

(Dollars in millions)

September 2013
Domestic Card Metrics(1)
Net principal charge-offs	$199
Average loans held for investment	69,853
Net charge-off rate(2)	3.41%
30+ day performing delinquencies	$2,423
Period-end loans held for investment	69,936
30+ day performing delinquency rate(3)	3.46%

International Card Metrics(1)
Net principal charge-offs	$29
Average loans held for investment	7,762
Net charge-off rate(2)	4.51%
30+ day performing delinquencies	$310
Nonperforming loans	93
Period-end loans held for investment	8,031
30+ day performing delinquency rate(3)	3.86%
Nonperforming loan rate(4)	1.16

Auto Finance Metrics
Net principal charge-offs	$52
Average loans held for investment	30,663
Net charge-off rate(2)	2.05%
30+ day performing delinquencies	$1,936
Nonperforming loans	153
Period-end loans held for investment	30,803
30+ day performing delinquency rate(3)	6.29%
Nonperforming loan rate(4)	0.50

(1)	Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.
(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.